Exhibit 10.6
Amendment No. RI0340T01D
AMENDMENT
TO THE
CONSTRUCTION AND TERM LOAN SUPPLEMENT
     THIS AMENDMENT is entered into as of May 12, 2009, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and ABE FAIRMONT, LLC, Fairmont, Nebraska (the “Company”).
BACKGROUND
     Farm Credit and the Company are parties to a Construction and Term Loan Supplement dated December 24, 2008 (such agreement is hereinafter referred to as the “Supplement”). Farm Credit and the Company now desire to amend certain sections of the Supplement. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree that the following sections of the Supplement are hereby amended to read as follows:
1.	Section 1 of the Supplement is hereby amended and restated to read as follows:
     SECTION 1. The Construction and Term Loan Commitment. On the terms and conditions set forth in the MLA and this Supplement, Farm Credit agrees to make construction loans to the Company from time to time during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, $55,650,000.00 (the “Commitment”). Under the Commitment, amounts borrowed and later repaid may not be reborrowed.
2.	Section 6 of the Supplement is hereby amended and restated to read as follows:
     SECTION 6. Promissory Note. The Company promises to repay the loans as follows: (1) in 20 equal, consecutive quarterly installments of $2,600,000.00, with the first such installment due on May 20, 2009, and the last such installment due on February 20, 2014; and (2) followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on May 20, 2014. If any installment due date is not a day on which Agent is open for business, then such installment shall be due and payable on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 5 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.
In addition, for each fiscal year end, beginning with the fiscal year ending in 2009, and ending with the fiscal year ending in 2012, the Company shall also, within ninety (90) days after the end of such fiscal year, make a special payment of an amount equal to 75% of the “Free Cash Flow” (as defined below) of the Company, however, such payment shall not to exceed $8,000,000.00 in any fiscal year; provided, however, that: (i) if such payment would result in a covenant default under this Supplement or the MLA, the amount of the payment shall be reduced to an amount which would not result in a covenant default; (ii) if such payment would result in a breakage of a fixed interest rate, the applicable broken funding surcharges would still apply; and (iii) the aggregate of such payments shall not exceed $16,000,000.00. The term “Free Cash Flow” is defined as the Company’s annual profit net of taxes, plus the respective

Amendment RI0340T01D to Supplement RI0340T01 ABE FAIRMONT, LLC Farimont, Nebraska	-2-
fiscal year’s depreciation and amortization expense, minus allowable capitalized expenditures for fixed assets, allowed distributions to members/owners, and scheduled term loan payments to Agent. This special payment shall be applied to the principal installments in the inverse order of their maturity.
3. Except as set forth in this amendment, the Supplement, including all amendments thereto, shall continue in full force and effect as written.
     IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES		ABE FAIRMONT, LLC
OF AMERICA, FLCA

By:	/s/ Shane Frahm	By:	/s/ Richard R. Peterson

Title:	Vice President	Title:	CEO/CFO